Exhibit 99.3
EnerTeck Corporation's acceptance of Mr. van Kraayenburg's resignation dated March 1, 2005

ENERTECK CHEMICAL CORP.
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             10701 Corporate Drive, Suite 150, Stafford Texas 77477

Phone:       (281) 240-1787
Facsimile:   (281) 240-1828


March 1, 2005


Mr. Leon van Kraayenburg
14826 Cedar Point Drive
Houston, TX  77070


Dear Mr. van Kraayenburg:


At March 1, 2005 meetings of the Board of Directors of both EnerTeck Corporation and EnerTeck Chemical Corp., each Board accepted your resignations as Executive Vice President and Chief Financial Officer, as well as a Director, of its respective Company, effective today, March 1, 2005.

The Inter Office Memo you have supplied dated February 10, 2005 and personally delivered to Mr. Reese on February 14, 2005, wherein you tendered your resignation as a Director of both Companies but left unresolved your status as an officer of both companies, stipulates that you are owed $19,000 in arrears under your employment agreement with EnerTeck Chemical Corp. Furthermore your letter of February 24 wherein you tendered your resignation as an officer of each company indicates that you are now owed a total of $26,081.51, which includes claims for salary and unused earned vacation days. Please be advised that the Company acknowledges that you are due some compensation under this employment agreement with EnerTeck Chemical Corp. However, the Company disputes the amount that is claimed due and payable. The Board has advised me that we would be pleased to discuss your claim of amounts owed and has asked that you supply documentation to support your assertion.

Each of your employment agreements stipulates that you are required to promptly return, after resignation, all equipment and documents in your possession related to the business of both Companies. Please be advised that Mr. Reese will be available the week of February 28th, 2005 at the EnerTeck corporate offices to accept receipt of said equipment and documents. You are further advised that in addition to the equipment and documents in your possession related specifically  to your  employment  with both EnerTeck  Corporation  and EnerTeck

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Chemical Corp.,  you are also to turn over all additional  corporate  records in your possession, including but not limited to those files which you have downloaded from Debbie Tenney's computer on February 9th, 2005 that did not specifically relate to your job functions at both Companies. Also included, but not limited to, those documents and equipment are the various passwords and security access codes that are in your possession as well as the keys to the corporate offices in Stafford Texas.

Most Sincerely,

/s/ Parrish B. Ketchmark
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Parrish B. Ketchmark
President